UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 26, 2008

DIEDRICH COFFEE, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-21203	33-0086628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

28 Executive Park, Suite 200

Irvine, California 92614

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (949) 260-1600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement

Loan Agreement

On August 26, 2008, Diedrich Coffee, Inc. (the “Company”) entered into a loan agreement with Sequoia Enterprises, L.P. (“Sequoia”), a limited partnership whose sole general partner also serves as the Chairman of the Board of Directors of the Company (the “Loan Agreement”).

The Loan Agreement provides for a $3 million term loan (the “Term Loan”) to the Company, to be funded no later than August 29, 2008. The Term Loan will accrue interest from the funding date at LIBOR plus 5.30%, resetting on the first calendar day of each month. The Company is required to make regular monthly payments of interest, and to cause the principal amount to be reduced to $2 million no later than August 26, 2009. All outstanding principal and interest will be due on the maturity date of August 26, 2011, unless due earlier pursuant to the terms of the Loan Agreement upon a change of control of the Company or an event of default.

The Loan Agreement requires the Company to refrain from further borrowings under the Company’s existing Contingent Convertible Note Purchase Agreement with Sequoia (the “Note Purchase Agreement”) and contains restrictions on incurring indebtedness on par with, or senior to, the Term Loan. The Loan Agreement also contains a covenant that limits the amount of indebtedness that the Company may have outstanding in relation to tangible net worth, in addition to other standard covenants and events of default.

The Term Loan is senior to all other indebtedness of the Company, except indebtedness pursuant to notes under the Note Purchase Agreement and certain permitted indebtedness identified in the Loan Agreement. Upon repayment of the notes under the Note Purchase Agreement, the Term Loan will be senior to all other indebtedness of the Company, except such permitted indebtedness.

Amendment to 2001 Warrant, Amendment to Note Purchase Agreement and Cancellation of Note Purchase Agreement Warrant

The Company also entered into an Amendment No. 1 to 2001 Warrant, Amendment No. 4 to Contingent Convertible Note Purchase Agreement and Cancellation of Note Purchase Warrant (the “Amendment”) on August 26, 2008.

The Amendment extends the maturity date of the Note Purchase Agreement and the notes issued thereunder until March 31, 2009 and reflects the agreement by Sequoia that the Company only be required to make monthly payments of interest and the monthly commitment fee, but not principal, until such date. On the maturity date, all outstanding principal, interest and other amounts payable under the Note Purchase Agreement will be due (unless due earlier pursuant to the terms of the Note Purchase Agreement upon a change of control of the Company or an event of default).

The Amendment further provides that all notes issued under the Note Purchase Agreement are no longer convertible into common stock of the Company, and that no further warrants shall be issued to Sequoia under the Note Purchase Agreement. The one outstanding warrant issued to Sequoia under the Note Purchase Agreement, for the purchase of 4,219 shares, was also cancelled.

The Amendment also modified the definition of “change of control” contained in the Note Purchase Agreement such that the acquisition of a third party (other than the current Chairman of the Company’s Board of Directors and entities controlled by him) of 25% or more of the voting equity of the Company will constitute a change of control. Previously, the threshold was 15%.

Lastly, the Amendment changes the exercise price of the warrant to purchase 250,000 shares of common stock of the Company issued to Sequoia on May 8, 2001 (the “2001 Warrant”), to $2.00 per share, subject to adjustment as provided in the 2001 Warrant and the related registration rights agreement. Previously, the exercise price was $3.00 per share, subject to adjustment.

Warrant

In connection with the Loan Agreement and the Amendment, after the close of the Nasdaq Stock Market on August 26, 2008, the Company issued to Sequoia a warrant (the “2008 Warrant”) for the right to purchase 1,667,000 shares of common stock of the Company at an exercise price of $2.00 per share, which represents a premium of $0.25, or approximately 14%, over the $1.75 closing price of the Company’s common stock on such date. The 2008 Warrant is exercisable by Sequoia, in whole or in part, at any time or from time to time, prior to August 26, 2013. The 2008 Warrant is not eligible for cashless exercise, but the Company is obligated to cause the common stock issued upon exercise of the 2008 Warrant to be registered with the SEC and applicable state governmental authorities and to be listed on the stock exchange on which the Company’s stock is traded at the time of exercise, in each case at the Company’s expense.

Other

Consistent with the Company’s procedures for approving related party transactions, the Audit Committee of the Board of Directors, comprised of Timothy J. Ryan and Greg D. Palmer, authorized and approved the Loan Agreement, the Amendment, the 2008 Warrant and the transactions contemplated thereby.

The foregoing description of the Loan Agreement, the Amendment and the 2008 Warrant is qualified in its entirety by reference to the full text of such documents, which are included herewith as Exhibits 10.1, 10.2 and 4.1, respectively, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Warrant, dated as of August 26, 2008, issued by Diedrich Coffee, Inc. to Sequoia Enterprises, L.P.

10.1	Loan Agreement, dated as of August 26, 2008, by and between Diedrich Coffee, Inc. and Sequoia Enterprises, L.P.

10.2	Amendment No. 1 to 2001 Warrant, Amendment No. 4 to Contingent Convertible Note Purchase Agreement and Cancellation of Note Purchase Warrant, dated as of August 26, 2008, by and between Diedrich Coffee, Inc. and Sequoia Enterprises, L.P.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 28, 2008	DIEDRICH COFFEE, INC.

	By:	/s/ Sean M. McCarthy
Sean M. McCarthy
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

4.1	Warrant, dated as of August 26, 2008, issued by Diedrich Coffee, Inc. to Sequoia Enterprises, L.P.

10.1	Loan Agreement, dated as of August 26, 2008, by and between Diedrich Coffee, Inc. and Sequoia Enterprises, L.P.

10.2	Amendment No. 1 to 2001 Warrant, Amendment No. 4 to Contingent Convertible Note Purchase Agreement and Cancellation of Note Purchase Warrant, dated as of August 26, 2008, by and between Diedrich Coffee, Inc. and Sequoia Enterprises, L.P.

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